Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 17, 2022, with respect to the financial statements and supplemental information included in the Annual Report of Packaging Corporation of America Retirement Savings Plan for Salaried Employees on Form 11-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Packaging Corporation of America on Form S-8 (File No. 333-202723 and File No. 333-238155).

/s/ GRANT THORNTON LLP

Chicago, Illinois

June 17, 2022